Exhibit B

Security and Pledge Agreement

Security and Pledge Agreement

Dated as of: June 23, 2015

Loan Party information:

Borrower name(s):	Proudview Limited (individually “Borrower”)

Information about the Borrower(s), including notice details:	See “Borrower Information” in the Note (as defined below)

Pledgor name(s):	Proudview Limited (individually “Pledgor”)

Information about the Pledgor(s), including notice details:	See “Pledgor Information” in the Note

Note information:
Description of the Note:	Demand Promissory Note, dated as of June 23, 2015

executed by Borrower in favor of Credit Suisse AG, acting through its New York Branch (or any other branch or office thereof) and any Affiliates thereof (collectively, “Lender”) (as amended, supplemented or otherwise modified from time to time, collectively, the “Note”)

This Security and Pledge Agreement (this “Agreement”) sets forth the agreement among each Pledgor party hereto (individually and/or collectively, “Pledgor”) and Lender. If there are multiple Pledgors, each reference to “Pledgor” herein shall be a reference to each Pledgor individually and to all Pledgors collectively, as the context may require, and each Pledgor shall be jointly and severally liable for all obligations under this Agreement and the other Loan Documents. References herein to a “Bahamian Pledgor” (or the equivalent in any other jurisdiction) mean a Pledgor Located in the Bahamas (or such other jurisdiction, as applicable). If there are multiple Notes, each reference to “the Note” herein shall be a reference to each Note individually and to all Notes, collectively, as the context may require. Capitalized terms used herein and not otherwise defined herein having the meanings set forth in the Note.

In consideration of loans, advances, overdrafts, letters of credit, and all other credit transactions and financial accommodations given or to be given or to be continued from time to time to Borrower by Lender, Pledgor hereby agrees with Lender as follows:

1.	Collateral

As collateral security for the punctual payment and performance of all Obligations, Pledgor hereby assigns, pledges and grants to Lender a continuing first priority security interest in and lien upon all right, title and interest of Pledgor in and to (a) (i) each securities account identified on Schedule A hereto as the account of Pledgor together with any and all sub-accounts thereof, segregated accounts thereunder and cash, deposit or other accounts (including securities accounts) linked or related thereto, and any and all of their respective successor, replacement or substitute accounts (collectively, the “Securities Accounts”), (ii) each term deposit account identified on Schedule A hereto as “Term Deposit Account”, together with any and all sub-accounts thereof, segregated accounts thereunder and cash, deposit or other accounts (including securities accounts) linked or related thereto, and any and all of their respective successor, replacement or substitute accounts (the “Term Deposit Accounts”) and (iii) each term deposit account identified on Schedule A hereto as “DCI Term Deposit Account”, together with any and all sub-accounts thereof, segregated accounts thereunder and cash, deposit or other accounts (including securities accounts) linked or related thereto, and any and all of their respective successor, replacement or substitute accounts (the “DCI Term Deposit Accounts” and, collectively with the Term Deposit Accounts and with the Securities Accounts, the “Collateral Accounts”), together in each case with all cash, DCIs, securities, shares, certificates, investment property, security entitlements, promissory notes, instruments, rights, receivables, general intangibles, payment intangibles, accounts, letter of credit rights, commodities and all other property and financial assets (collectively, “Assets”) of Pledgor now or hereafter held or deposited in, credited to, or paid or payable to the Collateral Accounts or otherwise now or hereafter in the possession, custody or control of Lender, its Affiliates or Pershing, each Term Deposit Agreement with respect to each Term Deposit Account and each DCI Transaction Document with respect to each DCI Term Deposit Account, (b) in addition to, and not in derogation of clause (a) above, those certain securities and other property, if any, listed on Schedule B hereto with respect to Pledgor, or otherwise as agreed in writing between Pledgor and Lender from time to time, (c) all cash, securities or other Assets now or hereafter received or receivable in connection with any sale, exchange, redemption or other disposition of any of the foregoing, (d) all dividends, interest and other distributions paid or distributed on or in respect of any of the foregoing, (e) all present and future rights, claims, remedies and privileges of Pledgor pertaining to any of the foregoing, and (f) all additions to, substitutions for and proceeds of any of the foregoing, in each case whether now existing or hereafter arising or acquired (collectively, the “Collateral”); provided that, upon the occurrence of any Acceleration Event (regardless of whether notice has been given with respect thereto), the Collateral shall include (and Pledgor assigns, pledges and grants to Lender a continuing first priority security interest in and lien upon all right, title and interest of Pledgor in and to) any and all deposit accounts and securities accounts maintained by Pledgor with Lender, any of its Affiliates or Pershing, together with any and all Assets of Pledgor from time to time held or deposited therein, credited thereto, or paid or payable thereto or otherwise now or hereafter in the possession, custody or control of Lender, any of its Affiliates or Pershing.

In addition to the security interest created under the preceding paragraph of this Section 1, in the case of an Australian Pledgor, such Australian Pledgor hereby charges by way of fixed charge its right, title and interest in and otherwise grants to Lender a continuing security interest in all assets credited to, deposited in or payable to each of the Collateral Accounts (“Specific Security Interest”), as collateral security for the punctual payment and performance of all Obligations. For the purposes of characterising the Specific Security Interest created in this paragraph under Australian law (to the extent relevant), the Specific Security Interest is intended to operate as a fixed charge, and such Australian Pledgor’s right to deal with the assets the subject of the Specific Security Interest is solely as set out hereunder and in any Securities Account Sole Control Agreement entered into by such Australian Pledgor.

Notwithstanding anything else in the Note, this Agreement, or any Securities Account Sole Control Agreement, in the case of an Australian Pledgor, such Australian Pledgor agrees that subject to the consent of Lender, such Australian Pledgor’s right to withdraw cash or transfer any funds from the Collateral Accounts is conditional on payment in full of all amounts owing to Lender on any account whatsoever, without set-off or deduction.

2.	Representations and Warranties

Pledgor represents and warrants to Lender that: (a) the information regarding Pledgor set forth under “Loan Party Information” on page one of this Agreement (“Loan Party Information”) is true, correct and complete on the date hereof; (b) Pledgor has all necessary right, power and authority to own Pledgor’s property and assets, to transact the business in which Pledgor is engaged and to grant to Lender a valid, perfected, first priority security interest in the Collateral, and has taken all necessary action to authorize Pledgor’s execution, delivery and performance of this Agreement, including, if applicable, all necessary actions by its board of directors, members, trustees, partners or shareholders (or equivalent persons), as applicable (who, for the avoidance of doubt, were duly authorized under its Constituent Documents to adopt any applicable resolutions or take any other necessary actions in connection with the Loan Documents), and all filings and recordations (including those set forth in Section 3.1(k) of the Note, in each case to the extent applicable); (c) Pledgor is the legal and beneficial owner of the Collateral; (d) except for the security interest granted to Lender hereunder or under any other Loan Document, Pledgor owns the Collateral free and clear of any Lien; (e) there are no filings or recordations against the Collateral which grant or purport to grant a Lien in any Collateral to any Person other than Lender; (f) the security interest created hereunder is a valid, perfected and first priority security interest in the Collateral; (g) Schedule B (Listed Securities) hereto sets forth (i) all certificated securities, if any, delivered by Pledgor as Collateral and (ii) all other securities or other assets to be included in the Collateral but not held in or credited to a Collateral Account, in each case on the date hereof; (h) as of the date hereof it is able to pay its debts as they fall due, no court actions are pending or proceeding against it in any jurisdiction and no steps are being taken in respect of its winding up; and (i) each of the representations and warranties applicable to Pledgor set forth in the Note are true and correct.

3.	Covenants and Agreements

Pledgor covenants and agrees with Lender that: (a) Lender’s sole duty with respect to the Collateral is to use such care as it uses for similar property for its own account, and Lender shall not be obligated to preserve rights in the Collateral against third parties; (b) Pledgor will (i) be solely responsible for all matters relating to the Collateral, including ascertaining maturities, calls, conversions, exchanges and tenders, (ii) not, and will not purport to, grant or suffer Liens against any Collateral, except for the security interest granted to Lender hereunder or under any other Loan Document, (iii) from time to time take all actions (including entering into any control agreement and obtaining any issuer consent requested by Lender and otherwise cooperate with Lender in obtaining control with respect to that Collateral in which a security interest may be perfected by control pursuant to the UCC, as herein below defined, or other applicable law) and make all filings and recordations required by law or requested by Lender in connection with the creation, perfection or priority of Lender’s security interest in the Collateral (and Pledgor will provide to Lender certified copies of such filings and recordations, including, to the extent applicable, those registrations described in Section 2(b) above), (iv) promptly notify Lender of the occurrence of any default hereunder or otherwise in respect of the Obligations and any Acceleration Event, and (v) hold in trust for, and forthwith pay over to Lender in the form received (except for any necessary endorsements) all property, proceeds or distributions received by Pledgor on account of any Collateral to be held as Collateral; (c) upon Borrower’s or Pledgor’s failure to pay any Obligation when due and payable, Lender may transfer all or any part of the Collateral to Lender’s name or that of its nominee, and exercise all rights as if the absolute owner thereof, and file a proof of claim for, receive payments or distributions on, and exchange or release Collateral in any bankruptcy, concurso mercantil, insolvency or similar proceeding; (d) Lender is authorized to file financing statements (including amendments and/or continuation statements or any other applicable filing in any jurisdiction) to the extent required to perfect its security interest and otherwise give notice to third parties regarding the Collateral without Pledgor’s signature to the extent permitted by applicable law; (e) Pledgor will not change any of Pledgor’s Loan Party Information, tax identification number/social security number (or equivalent number issued by the applicable governmental authority of the applicable jurisdiction) or organization identification number (if applicable), in each case without the prior written consent of Lender; (f) Lender may rely on, and act without liability upon the basis of, any communication believed by Lender in good faith to be given to, or received from or authorized by Pledgor; provided, however, that (i) if any such communication is telephonic or oral, it shall be promptly confirmed in writing (including by facsimile) (but (x) the lack of such confirmation or any conflict between such confirmation and the relevant telephonic or oral communications shall not affect Lender’s ability to rely on, and to act without liability upon the basis of, such telephonic or oral communications and (y) Pledgor hereby waives the right to dispute Lender’s record of the terms of such telephonic or oral communication, except to the extent of Lender’s gross negligence or wilful misconduct in connection therewith) and (ii) nothing in this clause (f) shall be deemed to permit Pledgor to give oral or telephonic notices in contravention of Section 14; (g) with respect to any Collateral constituting securities or Entity interests, Pledgor will (i) to the extent possible, ensure that all such Collateral is credited to a Securities Account, (ii) with respect to any such Collateral that is in certificated form, deliver the related certificates to Lender, accompanied by duly executed instruments of transfer or undated assignments in blank and otherwise in accordance with the instructions of Lender (and, if such certificated securities will not be credited to a Securities Account, ensure that they are included on Schedule B), and (iii) with respect to any such Collateral that is not credited to the Securities Accounts, (x) if it has the option, elect to hold assets constituting such Collateral in certificated form (and comply with the requirements of clause (ii) above), and (y) with respect to any such Collateral that is in uncertificated form and not credited to a Securities Account, ensure that it is included on Schedule B and take such steps as requested by Lender to obtain the consent from the issuer of any such securities or Entity interests, in form and substance satisfactory to Lender in all respects, under which such issuer consents to the security interest created hereunder and agrees to pay all dividends and distributions on, and all redemption, liquidation or other proceeds of such securities or Entity interests directly to a Securities Account and, in the case of Collateral constituting securities under the UCC, to comply with instructions originated by Lender without further consent by Pledgor; (h) Pledgor at all times shall continue to be the legal and beneficial owner of the Collateral; (i) Pledgor shall cooperate with Lender, including the furnishing of information, legal opinions and certificates, to cause any stock certificates constituting Collateral to be converted into electronic form and/or take any other action requested by Lender to facilitate orderly disposition of shares constituting Collateral in the most liquid market available (and, if applicable, Pledgor shall take steps to ensure, and shall not take any steps to impede, the cooperation of the issuer of such shares and such issuer’s counsel), and to comply with all securities laws relating to such disposition (including without limitation the filing of any forms with the Securities and Exchange Commission relating thereto); (j) Pledgor shall (i) not (x) incur, create, assume or permit to exist any Lien on any Collateral except Liens granted to Lender pursuant to (or otherwise permitted by) the Loan Documents, (y) if Pledgor is an Entity, engage in any business other than the activities permitted by its Constituent Documents as in effect on the date hereof or (z) if Pledgor is an Entity, amend, supplement or otherwise modify its Constituent Documents as in effect on the date hereof, or consummate a merger in which it is not the surviving Entity or otherwise fundamentally change its organizational structure, in each case without the consent of Lender, such consent not to be unreasonably withheld, (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (iii) pay its indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; (k) Pledgor shall promptly provide, from time to time, such information or documentation regarding the financial condition of Pledgor or otherwise (including financial statements) or compliance with the terms of any Loan Document as Lender may reasonably request, (l) Pledgor shall not change (i) any of the Loan Party Information, (ii) its tax identification number/social security number (or equivalent number issued by the applicable governmental authority of the applicable jurisdiction) or (iii) its organization identification number (if applicable), in each case without the prior written consent of Lender, (m) Pledgor shall comply with each covenant applicable to it set forth in the Note and (n) Pledgor shall be responsible for complying with all registrations and exchange control obligations to the extent required by any applicable foreign exchange regulations, whether derived from the execution of this Agreement or from any enforcement against the Collateral.

4.	Collateral Maintenance Requirements

Pledgor further covenants and agrees to comply with the collateral maintenance requirements set forth in Section 5 of the Note. If Pledgor fails to comply with such collateral maintenance requirements, Lender shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code as then in effect (the “UCC”) or other applicable law, and may, in addition to any other right or remedy available to Lender hereunder or under applicable law, without further notice to or consent by Pledgor (except to the extent such notice or consent is required by applicable law and cannot be waived), sell, liquidate or redeem so much of the Collateral and then apply the proceeds thereof to the Obligations as necessary to restore compliance with such collateral maintenance requirements.

5.	Waivers

Except as expressly provided herein or in the Note, Pledgor hereby irrevocably, unconditionally and expressly waives, to the fullest extent permitted by applicable law, all defenses, counterclaims, rights of setoff, any requirement that Lender first proceed against any guarantor, pledgor or any other security, all requirements for notice of any kind, demand, protest, presentment, notice of non-payment, default or dishonor of any Obligation, notice of acceptance hereof, marshalling of assets and the like, including any right to notice or judicial hearing in connection with Lender’s taking possession of or disposition of any Collateral, any notice of any sale, transfer or other disposition by Lender of any Obligation, any requirement that Lender first proceed against Borrower, any other collateral or any other Person liable for any of the Obligations or that any other guarantor or pledgor or Loan Party first enter into this Agreement or any other Loan Document, and all damages occasioned by any of the foregoing (except as determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted                      solely from Lender’s gross negligence or willful misconduct).                      No invalidity, irregularity or unenforceability of any Obligations shall affect, impair or be a defense to any of Pledgor’s obligations or agreements or any of Lender’s rights or remedies hereunder. Lender may from time to time, without notice to or consent by Pledgor, and without affecting or impairing Pledgor’s obligations or agreements or Lender’s rights and remedies hereunder: (a) upon Borrower’s failure to pay any of the Obligations upon their becoming due and payable, sell, release, exchange, settle, compromise or otherwise dispose of or deal with any property or other security for any of the Obligations, and (b) exercise (in such order as Lender may choose), or refrain from exercising, any rights against any Person liable for any Obligations. To the fullest extent permitted by law, Pledgor also waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law that would otherwise prevent Lender from bringing any action (including any claim for a deficiency) or exercising any right or remedy (including any right of setoff) against Pledgor before or after the commencement or completion of any foreclosure action or sale of any collateral for the Obligations, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law that in any other way would otherwise require any election of remedies by Lender.

6.	Remedies

Upon Borrower’s failure to pay any of the Obligations upon their becoming due and payable, whether upon demand by Lender under the Note, upon the occurrence of an Acceleration Event or otherwise, then and in any such event:

(a)	Lender shall have the right from time to time to take possession of, and sell, redeem, assign, liquidate, transfer and deliver all or any part of the Collateral, at any brokers’ board or exchange, or at public or private sale or otherwise, at the option of Lender, for cash or on credit for future delivery, in such parcel or parcels and at such times and places, and upon such terms and conditions as Lender may deem proper, and in connection therewith may grant options and impose reasonable conditions, all without (except as the same are required by applicable law and cannot be waived) advertisement or demand upon or notice to Pledgor, Borrower or any other Person otherwise entitled to notice or right of stay, extension, moratorium, appraisal or redemption, all of which are hereby expressly waived to the fullest extent permitted by applicable law;

(b)	upon each such sale, Lender, to the extent permitted by law, may purchase all or any of the Collateral, free and clear of all claims, rights of redemption and equities of Pledgor; and

(c)	in addition, Lender shall have all of the rights and remedies of a secured party under the UCC and any other applicable law.

If Borrower fails to comply with the collateral maintenance requirements set forth in Section 5 of the Note, Lender shall have all the rights and remedies of a secured party under the UCC or other applicable law, and may, in addition to any other right or remedy available to Lender hereunder, under the Note or under applicable law, without further notice to or consent by Borrower or Pledgor or any other Loan Party (except to the extent such notice or consent is required by applicable law and cannot be waived), sell, liquidate or redeem so much of the Collateral and then apply the proceeds thereof to the Obligations as necessary to restore compliance with such collateral maintenance requirements.

Each purchaser, assignee, or recipient at any sale described in this Section shall acquire the property sold, assigned or received absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor hereby waives, to the fullest extent permitted by law, any claims against Lender arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if Lender accepts the first offer received and does not offer such Collateral to more than one offeree.

If “Term Deposit Accounts” or “Dual Currency Investments” is selected under “Key terms” of the Note, Pledgor agrees that upon the occurrence of any Acceleration Event or any demand for payment hereunder, Lender is authorized to: (i) terminate any Term Deposit, DCI, Term Deposit Account or DCI Term Deposit Account pledged as Collateral, (ii) take possession of and sell the Term Deposit Assets, (iii) exercise rights of set-off against the Term Deposit Assets each DCI, each Term Deposit Account and each DCI Term Deposit Account and (iv) otherwise to exercise all rights and remedies available under the Note and applicable law with respect to such Term Deposit Assets, each DCI, each Term Deposit Account and each DCI Term Deposit Account, all of which the parties hereto agree are commercially reasonable.

7.	Notice of Sale; Currency; Etc.

Pledgor acknowledges and agrees that no notice of any sale or other disposition of Collateral is required by law, but to the extent notice of sale or other disposition of Collateral shall be required by law, ten days’ prior notice to Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to Pledgor if it has signed, after the occurrence of an Acceleration Event, a statement renouncing or modifying (as permitted under law) any right to notification of sale or other intended disposition.

Pledgor agrees that at any private sale Collateral may be sold at a price that is less than the price which might have been obtained at a public sale or that is less than the aggregate outstanding amount of the Obligations. Lender may accept the first offer received and need not offer such Collateral to more than one offeree. Lender may comply with any applicable state, federal or other applicable law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. Lender may convert any proceeds in a currency other than the Original Currency at the average of the buying spot rates of exchange for the Original Currency at the Lending Office as at the close of business on the date of payment of the sales price for such Collateral. After deducting its reasonable out of pocket costs and expenses from the proceeds of sale, Lender may apply any residue to pay the Obligations in such order as it elects and Borrower will remain liable for any deficiency with interest. All foreign exchange losses incurred in connection with the conversion of any Collateral or proceeds denominated in a currency other than the Original Currency shall be borne by Borrower and Pledgor. If Lender shall be subject to any volume limitations in the sale of Collateral, Pledgor shall not at any such time sell, or permit any Affiliate of Pledgor to sell, any securities if the sale thereof would adversely affect Lender’s ability to sell the Collateral. If Lender sells any of the Collateral upon credit, Pledgor will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Pledgor shall be credited with the proceeds of the sale.

8.	Power of Attorney

Pledgor hereby irrevocably designates and appoints each of Lender and any designee or agent thereof (each an “Attorney”) as attorney-in-fact of Pledgor, with full power of substitution, each with authority acting alone, following the occurrence and during the continuation of an Acceleration Event, to sign or endorse Pledgor’s name on notes, acceptances, checks, drafts, instruments, certificates, powers, assignments and other documents, execute proofs of claim and loss, releases, endorsements, assignments and other instruments of conveyance, and do all other acts and things necessary and advisable in the sole discretion of Attorney to carry out and enforce this Agreement. All lawful acts of each Attorney are hereby ratified and approved and no Attorney shall be liable for any acts of commission or omission or for errors of judgment or mistake of fact or law. This power of attorney is irrevocable and coupled with an interest but shall only be effective upon and during Lender’s exercise of its rights under Sections 4, 6, 7 and 12.

9.	Severability

In the event of any conflict between the terms of (i) this Agreement and (ii) any applicable Term Deposit Agreement or DCI Transaction Document, the terms of this Agreement shall govern.

In the event and to the extent that any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby. The parties shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.	No Waiver; Cumulative Remedies

No failure or delay by Lender in exercising any right or remedy and no course of dealing between Lender and Borrower or Pledgor shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof. All rights and remedies of Lender shall be cumulative and may be exercised singly or concurrently. No notice to or demand on Pledgor shall entitle Pledgor to any other or further notice or demand, or constitute a waiver of Lender’s rights.

11.	Modification in Writing; Termination

This Agreement may not be modified, changed, waived or discharged orally, but only by a writing signed by the parties hereto. Any waiver of any provision of this Agreement or any consent to any departure by Pledgor therefrom shall be effective only in the specific instance and for the specific purpose for which given. This Agreement shall be and remain the independent obligation of Pledgor, shall inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns, and shall be binding upon Pledgor and Pledgor’s heirs, executors, successors and assigns, provided that Pledgor may not transfer, assign or delegate any of its rights or obligations hereunder, and, at Lender’s option, any such purported transfer, assignment or delegation shall be void. Notwithstanding the foregoing, Lender may unilaterally amend this Agreement and any other Loan Document to cure any          defect or inconsistency or to correct                      clerical errors or omissions, or to effect clerical changes that are not adverse to Pledgor, which amendment shall be effective on the date on which Lender provides notice to Pledgor of such amendment. This Agreement shall terminate upon final payment in full to Lender of all of the Obligations and shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of or on account of any of the Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, concurso mercantil, bankruptcy or reorganization of Pledgor or any other Person or otherwise, all as though such payment had not been made.

12.	Set Off

Lender shall have the setoff rights set forth in the other Loan Documents, as applicable.

13.	Expenses

Pledgor shall pay or reimburse Lender in U.S. Dollars (a) for all reasonable out-of-pocket costs and expenses (including the reasonable charges and disbursements of legal counsel, including on a “solicitor and own client” or “full indemnity basis”, as applicable) (collectively, “Expenses”) incurred by Lender in connection with the preparation and negotiation of this Agreement, the Note, the other Loan Documents and any other documents relating hereto or thereto, the consummation of the transactions contemplated hereby and thereby and any amendment, waiver or modification of, or supplement to, the Loan Documents required or requested by Lender or Borrower or Pledgor, and (b) promptly after demand, for all Expenses incurred by Lender in connection with (i) administering and enforcing this Agreement, the Note, the other Loan Documents or any other document relating to the Note or any obligation hereunder or thereunder or the Collateral or exercising or enforcing any right or remedy available hereunder or thereunder (including any wire transfer fees charged in connection with the disbursement of the Loan, the refunding of any Overpayment expenses in connection with any short sales or other stock transactions related to the Facility or otherwise), (ii) any Acceleration Event and any enforcement or collection proceedings resulting therefrom, including all manner of participation in or other involvement with (A) bankruptcy, insolvency, receivership, reorganization, restructuring, foreclosure, winding-up, judicial management, concurso mercantil, quiebra, concurso civil or liquidation proceedings, (B) judicial or regulatory proceedings and (C) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (iii) all transfer, stamp, documentary or similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Note or any other Loan Document and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document, and (iv) the custody, care, preservation, sale or disposition of any Collateral. Pledgor agrees to indemnify Lender and its Affiliates and each of their respective directors, officers, trustees, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, and pay in U.S. Dollars all reasonable out-of-pocket costs and any and all losses, claims, damages, taxes, penalties, costs, charges, liabilities and related expenses, including charges, expenses and disbursements of legal counsel to each Indemnitee, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the transactions contemplated by the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loan, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee. All payments hereunder shall be made without setoff or counterclaim, and free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, deductions or withholdings, and all interest, penalties and other liabilities with respect thereto (collectively, “Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction, or any department, agency, state, political subdivision or taxing authority thereof or therein. If any Taxes are so levied or imposed, Pledgor agrees to pay the full amount thereof when due and in any event prior to the date on which penalties attach thereto. In addition, if any such Taxes must be deducted from any amounts payable or paid by Pledgor hereunder, Pledgor will pay such additional amounts as may be necessary so that each net payment received by Lender will not be less than the amount which Lender would have received had the payment not been subject to such Tax. Pledgor will furnish to Lender, within 30 days after each payment of Taxes is due, originals or certified copies of tax receipts evidencing such payment. To the extent permitted by applicable law, Pledgor shall not assert, and it hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Note, any other Loan Document, any Loan or the use of the proceeds thereof. This Section shall survive repayment of the Loan and cancellation of this Agreement.

14.	Notice

Each notice to Lender shall be sent in writing by hand, registered or certified mail or courier to the recipient specified below Lender’s signature hereto as its Lending Office and shall be effective upon Lender’s receipt thereof. Each notice to Pledgor shall be given orally (including telephonically) or sent in writing by facsimile, hand, mail, courier or e-mail to the facsimile number, address or e-mail address, as applicable, of Pledgor in the Loan Party Information and shall be effective (i) upon delivery, in the case of notices sent by hand, mail or courier, or (ii) upon sending, in the case of notice sent by facsimile or e-mail; provided, that if any notice by Lender (including a notice of termination, a notice of additional fees or a notice changing any advance rate, ratio or test period applicable hereto) is given orally (including telephonically), such notice shall be promptly confirmed by Lender in writing and acknowledged by Pledgor (including by facsimile), but the lack of such confirmation or acknowledgement, or any conflict between such confirmation or acknowledgement and the relevant telephonic or oral communications, shall not affect the effectiveness of such notice. Notwithstanding the foregoing, if any notice to Lender or Pledgor hereunder is delivered or received (as applicable) on a day other than a Business Day, such notice shall be deemed effective on the next succeeding Business Day. Each party may change its address for notices by written notice to the other. Except as specified in this Section 14 or otherwise specified herein, telephonic or other oral notice shall not be effective with respect to any provision of this Agreement.

To the extent permitted under applicable law, Pledgor waives all rights to receive from Lender a copy of any financing statement, financing change statement or verification statement filed at any time in connection with this Agreement.

15.	Waiver of Jury Trial; Consent to Jurisdiction and Service of Process

PLEDGOR AND LENDER EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT. In any action or proceeding arising out of or relating to this Agreement and each other Loan Document (unless otherwise specified in such other Loan Document), Pledgor hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York, and agrees that effective service of process may be made on Pledgor by mailing same to Pledgor’s address set forth below. Lender may serve process in any other manner permitted by applicable law. Pledgor hereby irrevocably waives any objection to the laying of venue in the aforesaid courts, and any claim of an inconvenient forum. Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding arising from or relating to this Agreement or the other Loan Documents against Pledgor or its properties in the courts of any jurisdiction. To the extent that Pledgor or its property may have or hereafter acquire immunity, on the grounds of sovereignty or otherwise, from any judicial process in connection with this Agreement or any applicable Loan Document, Pledgor hereby irrevocably waives, to the fullest extent permitted by applicable law, any such immunity and agrees not to claim same and waives any right to which it may be entitled on account of place of residence or domicile. Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive, and may be enforced in any other jurisdiction or in any other permitted manner. Pledgor further agrees that any action or proceeding by Pledgor against Lender with respect to any matter arising out of, or in any way relating to, this Agreement shall be brought only in the State and County of New York.

16.	Execution in Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all such signatures were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of an original executed counterpart.

17.	Governing Law

THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (UNLESS OTHERWISE SPECIFIED IN SUCH LOAN DOCUMENT) AND ANY CLAIM OR DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING FROM OR RELATING TO THIS AGREEMENT OR SUCH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW RULES THAT WOULD LEAD TO THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. THE PARTIES AGREE THAT THE STATE OF NEW YORK IS LENDER’S AND CSNY’S JURISDICTION FOR PURPOSES OF ARTICLES 8 AND 9 OF THE UNIFORM COMMERCIAL CODE FROM TIME TO TIME IN EFFECT IN THE STATE OF NEW YORK AND FOR PURPOSES OF THE PPSA.

18.	Demand Obligations

ALL OR CERTAIN OF THE OBLIGATIONS MAY BE PAYABLE ON DEMAND. PLEDGOR ACKNOWLEDGES AND AGREES THAT, IN SUCH EVENT, NO PROVISION HEREOF OR OF ANY OTHER AGREEMENT BETWEEN PLEDGOR AND LENDER IS INTENDED TO OR SHALL IN ANY WAY LIMIT, PREJUDICE OR OTHERWISE AFFECT THE DEMAND NATURE OF SUCH OBLIGATIONS, AND THAT LENDER SHALL HAVE THE ABSOLUTE AND UNCONDITIONAL RIGHT TO DEMAND PAYMENT OF SUCH OBLIGATIONS IN ITS DISCRETION, REGARDLESS OF THE EXISTENCE OF ANY PROVISION HEREOF OR OF ANY COMPLIANCE OR NONCOMPLIANCE BY BORROWER OR PLEDGOR WITH ANY SUCH PROVISION.

19.	Assignment

This Agreement shall be binding on Pledgor and its heirs, personal representatives (including any executor or trustee of its estate), successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Pledgor may not assign or delegate any of its rights, obligations or agreements hereunder except for transfers by operation of law. Lender may assign, participate or delegate its rights, obligations and agreements hereunder to any Person including an Affiliate or branch of Lender, without the consent of Pledgor.

20.	Limitation

(a) Notwithstanding the foregoing provisions of this Agreement, the obligations of Pledgor under this Agreement are limited recourse obligations of Pledgor, payable solely from the Collateral, and following realization of the Collateral but subject to subject to Section 11 above, any claims of Lender against Pledgor hereunder shall be extinguished and neither Lender, nor any Person or Entity acting on its behalf, shall be entitled to take any further steps hereunder against Pledgor to recover any Obligations remaining unpaid.

(b) The foregoing provisions of this Section 20 shall not limit the right of Borrower or Lender to name Pledgor as a party defendant in any action or suit or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability in respect of the Obligations shall be asked for or (if obtained) enforced against Pledgor.

(c) Nothing in this Section 20 shall impair any rights that Lender has against Pledgor under any other Loan Document.

21.	Quebec Disclosure

In the event of any Loan Party Located in Quebec: The parties acknowledge that they have required that the Security and Pledge Agreement be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention.

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In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

Proudview Limited

By:	/s/ Li Bin
Name: Li Bin
Title: Director

Date and place of execution:

June 23, 2015 Beijing China

Note to Authorized Person signing on behalf of Pledgor: You must insert the date on which you executed this Agreement or Lender will not accept it and the related Loan will not be extended

If required by applicable law or requested by Lender, include evidence of authentication of signatures before a notary or consular officer at the place of execution.

Acknowledged and Agreed by Lender:

CREDIT SUISSE AG, NEW YORK BRANCH

By:	/s/ Lyle V. Monteserrato	By:	/s/ Michael T. Stoddard
	Name: Lyle V. Monteserrato		Name: Michael T. Stoddard
	Title: Director		Title: Managing Director

Date and place of execution:

June 25, 2015